Exhibit 10.1

CRAWFORD & COMPANY

FROZEN ACCRUED VACATION STOCK PURCHASE PLAN

Section 1        Purpose. The primary purpose of this Plan is to allow each Eligible Employee a one-time opportunity to exchange his or her Frozen Accrued Vacation for Stock based on the closing price of the Stock on a pre-determined and pre-announced date.

Section 2        Definitions.

2.1        The term “Authorization” means the election form that an Eligible Employee will be required to properly complete and timely file with the Plan Administrator before the end of the Offering Period in order to participate in this Plan.

2.2        The term “Board” means the Board of Directors of Crawford.

2.3        The term “Code” means the Internal Revenue Code of 1986, as amended.

2.4        The term “Committee” means the Nominating/Corporate Governance/Compensation Committee of the Board.

2.5        The term “Crawford” means Crawford & Company, a corporation incorporated under the laws of the State of Georgia, and any successor to Crawford.

2.6        The term “Elected Accrued Vacation Exchange” means the number of hours of Frozen Accrued Vacation that a Participant has elected to exchange for Stock on the Purchase Date.

2.7        The term “Eligible Employee” means each employee of Crawford or a Subsidiary who is pay-grade E9 or above who has Frozen Accrued Vacation.

2.8        The term “Frozen Accrued Vacation” means vacation accrued as of December 31, 2005, less any vacation taken from such accrued balance after such date; provided, that for employees who were employees of Broadspire Management Services, Inc. as of October 30, 2006, “Frozen Accrued Vacation” means carryover vacation that rolled from 2006 into 2007, less any vacation taken from such accrued balance after December 31, 2006.

2.9        The term “Offering Period” means a period set by the Plan Administrator for Eligible Employees to elect to exchange Frozen Accrued Vacation for Stock, which will end before the Purchase Date.

2.10        The term “Participant” means each Eligible Employee who has elected to exchange his or her Frozen Accrued Vacation for Stock pursuant to this Plan.

2.11        The term “Plan” means this Crawford & Company Frozen Accrued Vacation Stock Purchase Plan as effective as of the date set forth in Section 3 and as thereafter may be amended from time to time.

2.12        The term “Plan Administrator” means the person or persons appointed by the Committee to administer this Plan.

2.13        The term “Purchase Date” means the date set by the Plan Administrator as the effective date for the purchase of Stock pursuant to the Elected Accrued Vacation Exchange.

2.14        The term “Purchase Price” means the closing price for a share of Stock on the Purchase Date, as such closing price is accurately reported in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, any similar trade publication selected by the Plan Administrator or, if the Plan Administrator makes no such selection, as such closing price is determined in good faith by the Plan Administrator; provided, if no closing price is so accurately reported for such day, the closing price for such day shall be deemed to be the last closing price for a share of Stock that was so accurately reported before such day.

2.15        The term “Stock” means the $1.00 par value Class A Common Stock of Crawford.

2.16        The term “Subsidiary” means each entity that is a subsidiary of Crawford for the purposes of Section 424(f) of the Code.

Section 3        Effective Date. This Plan shall be effective as of the date of its adoption and approval by the Board.

Section 4        Stock Available for Purchase. There shall be 550,000 shares of Stock available for purchase from Crawford under this Plan; provided that the aggregate number of shares of Stock issued under the Plan, and the aggregate number of shares of Stock issued to any one individual under the Plan, will not equal or exceed the limitations specified in Rule 312 of the New York Stock Exchange.

Section 5        Administration. The Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.

Section 6         Participation.

6.1        Each individual who is an Eligible Employee on the first day of the Offering Period will be a Participant if he or she properly completes and files an Authorization with the Plan Administrator on or before the last day of the Offering Period and he or she remains an Eligible Employee through the Purchase Date.

6.2        An Authorization shall require an Eligible Employee to provide such information and to take such action as the Plan Administrator in his or her discretion deems necessary or helpful to the orderly administration of this Plan. A Participant’s status as such shall terminate if he or she withdraws his or her Authorization under Section 7 or his or her employment terminates before the Purchase Date.

Section 7        Purchase Election.

7.1        Each Participant’s Authorization shall specify the number of whole hours of Frozen Accrued Vacation that he or she authorizes to exchange for Stock on the Purchase Date.

7.2        A Participant may file an amended Authorization with the Plan Administrator on or before the end of the Offering Period to change the number of whole hours of Frozen Accrued Vacation that he or she authorizes to exchange for the purchase of Stock on the Purchase Date.

7.3        A Participant may not purchase Stock under this Plan other than by the exchange of Frozen Accrued Vacation.

Section 8        Stock Purchase.

8.1        On the Purchase Date, each Participant’s Elected Accrued Vacation Exchange will be valued based on the Participant’s annual rate of salary as in effect as of such date and used to purchase such whole number of shares of Stock determined by dividing the value of the Participant’s Elected Accrued Vacation Exchange by the Purchase Price.

8.2        If the number of shares of Stock available under the Plan is insufficient to cover the shares that Participants have elected to purchase through effective Authorizations on the Purchase Date, then the number of shares of Stock to be purchased by each Participant shall be reduced to equal the number of shares of Stock (rounded down to the nearest whole number) that the Plan Administrator shall determine by multiplying (i) the total number of shares of Stock available under this Plan by (ii) a fraction, the numerator of which is the number of whole shares of Stock that the Participant would have purchased if sufficient shares were available under this Plan and (ii) the denominator of which is the total number of whole shares of Stock that would have been purchased by all Participants under this Plan if sufficient shares were available.

8.3        If, after the purchase of as many whole shares of Stock as a Participant’s Elected Accrued Vacation Exchange will permit, a Participant has a remaining balance (representing a fractional share of Stock), such balance shall be paid to the Participant in cash (without interest thereon) as soon as practicable following the Purchase Date.

8.4        Upon the purchase of Stock on the Purchase Date, each Participant’s Frozen Accrued Vacation will be reduced by the number of hours of Frozen Accrued Vacation that he or she exchanged for Stock on the Purchase Date.

Section 9        Withholding. Each Elected Accrued Vacation Exchange shall be made subject to the condition that the Participant consents to whatever action the Plan Administrator directs to satisfy the minimum statutory tax withholding requirements, if any, that the Plan Administrator in its discretion deems applicable to the Elected Accrued Vacation Exchange. The Participant may elect to satisfy such minimum federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to him or to her under the Elected

Accrued Vacation Exchange. No withholding shall be effected under the Plan that exceeds the minimum statutory federal and state withholding requirements. If the Participant does not make an election as to the method of satisfying minimum statutory tax withholding requirements, if any, prior to the payment of Stock for such Elected Accrued Vacation Exchange, the Participant shall be deemed to have consented to satisfaction of such withholding by reduction of the Participant’s paycheck.

Section 10        Delivery. Any shares of Stock purchased under this Plan shall be registered for the Participant, on an uncertificated basis, in (i) his or her name or, if the Participant so directs on his or her Authorization filed with the Plan Administrator on or before the Purchase Date and if permissible under applicable law, (ii) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock pursuant to this Plan until such shares of Stock actually have been purchased and registered to such person. Notwithstanding the foregoing, if the Participant has established a brokerage account with SunTrust Investment Services in connection with the Participant’s participation in the Company’s Executive Stock Bonus Plan, and the Participant supplies the Plan Administrator with the necessary transfer authorizations, the shares of Stock purchased under this Plan shall be deposited in the Participant’s brokerage account.

Section 11        Termination of Employment. If a Participant’s employment terminates on or before the Purchase Date for any reason whatsoever, his or her Authorization shall be deemed null and void and his or her Frozen Accrued Vacation automatically shall be distributed in cash in accordance with Crawford’s vacation policy.

Section 12        Transferability. No right to purchase shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime, and any attempt to do so shall be without effect.

Section 13        Adjustment. The number of shares of Stock available under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Crawford, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. If any adjustment under this Section 13 would create a fractional share of Stock or a right to acquire a fractional share, such fractional share shall be disregarded and the number of shares of Stock shall be the next lower number of whole shares of Stock, rounding all fractions downward. An adjustment made under this Section 13 by the Board shall be conclusive and binding on all affected persons.

Section 14        Securities Registration. If Crawford shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes, any shares of Stock under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, Crawford shall take such action at its own expense before delivery of the certificate representing such shares of Stock. If shares of Stock are listed on any national stock exchange at the time of the purchase of shares of Stock under this Plan, Crawford (whenever required) shall register shares of Stock under the Securities Exchange Act of 1934, as amended, and shall make prompt application for the listing on such national exchange of such shares, all at the expense of Crawford.

Section 15        Amendment or Termination. This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with the laws of the State of Georgia; provided no such amendment may adversely impact a Participant. The Board also may terminate this Plan at any time; provided, however, no such amendment may adversely impact a Participant, unless the Board acting in good faith deems that such action is required under applicable law.

Section 16        Notices. All Authorizations and other communications from Participants to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified to the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of such Authorizations and communications.

Section 17        Employment. No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Crawford or any Subsidiary. No Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.

Section 18        Headings, References and Construction. The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections in this Plan shall be to sections of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

CRAWFORD & COMPANY

By:	/s/ Jeffrey T. Bowman
Title:	President and CEO